Registration No. 333-126265

Registration No. 333-161149

Registration No. 333-179074

Registration No. 333-183157

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-126265

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-161149

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-179074

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-183157

LYRIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	01-0579490
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6401 Hollis Street, Suite 125, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

J.L. Halsey Corporation 2005 Equity-Based Compensation Plan

(Full title of the plans)

Andrew S. Price

Chief Financial Officer

Lyris, Inc.

c/o Aurea Software, Inc.

401 Congress Ave, Suite 2650

Austin, Texas 78701

(512) 201-8287

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

H. David Henken, Esq.

James A. Matarase, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 20109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Lyris, Inc., a Delaware corporation (“Lyris”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-126265, filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2005, registering 13,200,000 shares of Lyris’s common stock, par value $0.01 per share (“Shares”), under the J.L. Halsey Corporation 2005 Equity-Based Compensation Plan;

•	Registration Statement No. 333-161149, filed with the SEC on August 7, 2009, registering 4,000,000 Shares under the J.L. Halsey Corporation 2005 Equity-Based Compensation Plan; and

•	Registration Statement No. 333-179074, filed with the SEC on January 18, 2012, registering 9,800,000 Shares under the J.L. Halsey Corporation 2005 Equity-Based Compensation Plan.

•	Registration Statement No. 333-183157, filed with the SEC on August 12, 2012, registering 775,000 Shares under the J.L. Halsey Corporation 2005 Equity-Based Compensation Plan.

Lyris is filing this Post-Effective Amendment No. 1 to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by Lyris pursuant to the above referenced Registration Statements.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 4, 2015, by and between Lyris and LY Acquisition Corp., a Delaware corporation (“Buyer”), on June 22, 2015, Buyer merged with and into Lyris (the “Merger”). Pursuant to the terms of the Merger Agreement, each Share outstanding immediately prior to the effective time of the Merger was canceled and converted into the right to receive $0.89, and each share of Lyris’s preferred stock outstanding immediately prior to the effective time of the merger was converted into the right to receive $2.50, in each case in cash, without interest, less any applicable withholding taxes, except for (i) shares owned by Buyer or Lyris, all of which were canceled and retired and ceased to exist, and (ii) shares that were held by any stockholder of Lyris who properly demanded appraisal pursuant to Section 262 of the General Corporation Law of the State of Delaware in connection with the Merger. As a result of the Merger, the stockholders of Buyer immediately prior to the effective time of the Merger became the sole stockholders of Lyris following the Merger.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Lyris has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by Lyris in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, Lyris hereby removes and withdraws from registration all securities of Lyris registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this June 23, 2015.

LYRIS, INC.

By:	/s/ Andrew S. Price
	Name:	Andrew S. Price
	Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.